Exhibit 99.1

FOR IMMEDIATE RELEASE

October 4, 2004

For more information: Richard Heiner, Marketing Director Super Vision International

Phone 407-857-9900 x216 Fax 407-857-0050 email: rheiner@svision.com

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Super Vision Re-elects Anthony T. Castor III, President and Chief Executive Officer of Chromalox Inc., as Board Member

ORLANDO, FLORIDA – Super Vision International, Inc. (NASDAQ: SUPVA) announced today that its board of directors elected Anthony T. Castor III as a Director of the company, effective October 4, 2004.

Mr. Castor currently serves as President, Chief Executive Officer and a Director of Chromalox, Inc a Pittsburgh, Pennsylvania based manufacturer of precision heating and control devices. Chromalox was previously a division of Emerson Electric and is currently a key portfolio company for JP Morgan Partners. Prior to his position at Chromalox Mr. Castor served as President and CEO at the Morgan Group, Inc of Baltimore, Maryland, a company engaged in transportation and specialty outsourcing services. From 1997 – 1999 Mr. Castor served as President and CEO of Precision Industrial Corporation of Montvale, New Jersey, a $200 million manufacturer of capital equipment for the metal processing industry. From 1992 -1997 Mr. Castor served as President and Chief Executive Officer of Hayward Industries of Elizabeth, New Jersey. Hayward Pool Products is one of the world’s largest manufacturer and marketer of equipment for the pool and spa industry. Prior to Hayward, Tony had over fifteen years of experience with Uniroyal Corporation and Crompton Corporation in various senior management roles.

“Tony Castor has served as a great mentor to our staff over the past several years on issues related to manufacturing and corporate governance.” states Brett Kingstone, President and CEO of Super Vision International. “He is familiar with Super Vision both from his term as President and CEO of Hayward Industries where Super Vision and Hayward partnered in the sales and marketing of Super Vision’s fiber optic lighting products to the pool industry and as a director of our Company from 1996 through early 2003. We welcome Tony back to the team; he brings us a wealth of experience.”

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.